L&L International Announces Definitive Agreement to Acquire Hon Shen Coking Operations

Expects to add approximately $18 million in additional revenue to L&L in one year

SEATTLE, October 29, 2009 -- L & L International Holdings, Inc. (OTC Bulletin Board: LLFH) ("L&L"), a U.S.-based company operating coal businesses in China, announced today that it has executed an agreement with Hon Shen Coal Company Ltd. ("Hon Shen"), located in Yunnan Province, China, to acquire a 93% interest in Hon Shen coking facilities and an additional 28% interest in the Hon Shen coal-washing facilities for a purchase price of $8.18 million consisting of a combination of cash and shares of the Company’s common stock. Through the agreement, L&L 1) increases its controlling interest in Hon Shen coal washing facilities from 65% to 93%; and 2) acquires a 93% controlling interest in Hon Shen’s coking facilities. The acquisition was effective October 23, 2009; contingent upon government approval.

Hon Shen’s coal washing facilities share a combined annual coal washing capacity of 300,000 tons: a 210,000-ton coal washing plant and an existing 90,000-ton plant.

Hon Shen’s coking facilities have a combined annual production capacity of 150,000 tons, and will add approximately $18 million in additional revenue to L&L in one year, using $150 per ton of coking coal as a basis (based on 120,000 tons).

Dickson Lee, Chairman and CEO of L&L, stated: “These latest acquisitions are a continuance of our planned expansions for fiscal year 2010. We are excited to expand our relationship with Hon Shen as we work to improve production, operational efficiency, and environmental and safety standards at the Hon Shen facilities. The planned acquisitions will further our goal of becoming a vertically integrated energy company serving China’s high demand for energy and coal.”

About L&L International Holdings

Founded in 1995 and headquartered in Seattle, Washington, L&L serves the vast energy market in China. For more information, please visit Company's website at http://www.lnlinternational.com.

Forward-Looking Statements

The statements contained in this document that are not statements of historical fact, including but not limited to, statements using terms such as "anticipate," "estimate," "expect”, "plan," "could," and other expressions, including statements related to market trends and Company's future performance, are all "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated due to numerous factors identified in SEC filings made by the Company. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

The Company:
L&L International Holdings, Inc.
Clayton Fong, VP
(206) 264-8065

Investor Relations:
RedChip Companies, Inc.
Dave Gentry
(800) 733-2447, Ext. 104
info@redchip.com

Investor Contact:
BPC Financial Marketing
John Baldissera
(800) 368-1217

###